Exhibit 99.1

ZixCorp Enters Strategic Distribution Agreement

With Security Industry Leader

Cisco and ZixCorp agreement offers Cisco IronPort Encryption Appliance (IEA) customers the combined benefits of Cisco and Zix Email Encryption

DALLAS — March 5, 2015 — Cisco and Zix Corporation (ZixCorp), (NASDAQ: ZIXI) have entered into an OEM relationship for the development and distribution of enhanced email encryption solutions. The partnership will focus on two solutions in 2015 – an enhancement of the Cisco IronPort Encryption Appliance (IEA) and a new solution that integrates proven components of Cisco® and Zix® technology. Both solutions will be distributed by Cisco.

In partnering with ZixCorp, Cisco provides existing IEA customers with a solution that allows them to extend the life of their IEA implementations, and strengthens the Cisco security portfolio with new, easy-to-use email encryption from ZixCorp.

The updated version of Cisco IEA will include new hardware as well as software patches to protect against the latest security threats. Encryption capabilities, reporting and end user interaction with Cisco IEA will remain the same, so customers will have a seamless upgrade path. The updated version of Cisco IEA will be available in May 2015.

The second solution combines Cisco’s Post X Envelope (PXE) delivery method with ZixGateway® technology. ZixGateway is an appliance that automatically exchanges encrypted email in the easiest manner, including transparently without any extra steps or passwords for the sender or recipient. Adoption of this solution in the marketplace will increase the size and value of the Zix Encrypted Network, benefiting all new customers as well as existing ZixGateway customers who will experience an increase in the transparent delivery of encrypted mail to their recipients. The first version of this new solution is planned for the fourth quarter in 2015.

“The new partnership with Cisco offers IEA customers an extended email encryption product with all the same features and user look and feel as they have today. It also enables the Cisco channels to distribute a new combined solution that we believe will be attractive to high-end, enterprise customers,” said Rick Spurr, chief executive officer of ZixCorp. “We appreciate Cisco recognizing the competitive advantages of our combined solutions, and we look forward to a mutually beneficial relationship that fosters innovation for customers.”

To learn more about upgrading Cisco IEA or purchasing the new email encryption solution from Cisco and ZixCorp, contact your Cisco sales rep for details.

About Zix Corporation

ZixCorp is a leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email DLP solution and an innovative email BYOD solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy to use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

Statements about the anticipated commercial availability of email encryption products are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to ZixCorp on the date this release was issued. ZixCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to implementation and acceptance of new products and services. ZixCorp may not succeed in addressing these and other risks. Further information regarding factors that could affect ZixCorp financial and other results can be found in the risk factors section of ZixCorp’s most recent filing on Form 10-K with the Securities and Exchange Commission.

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ZixCorp Contacts

Investor Relations Todd Kehrli or Jim Byers (323) 468-2300 zixi@mkr-group.com	Katie (Oxenford) Bouwkamp 425-292-3676 koxenford@hoffman.com